Exhibit 23.01

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated March 18, 2004, except as to Note 19, for which the date is April 5, 2004, relating to the consolidated financial statements and financial statement schedules, which appear in CSK Auto Corporation’s Annual Report on Form 10-K for the year ended February 1, 2004. We also consent to the references to us under the headings “Summary Consolidated Financial Information and Other Data”, “Selected Consolidated Financial Data” and “Experts” in such Registration Statement.

/PricewaterhouseCoopers LLP/

Phoenix, Arizona
May 19, 2004